Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated November 6, 2007 , to this Registration Statement on Form SB-2 of Xtreme Link, Inc. for the registration of shares of its common stock.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

LBB & Associates Ltd., LLP
Houston, Texas
December 14, 2007